Exhibit 10.60

                              SETTLEMENT AGREEMENT

      This Agreement, having an effective date of May 15, 2002, is between (a) Medtronic, Inc., a Minnesota Corporation having its principal place of business at 710 Medtronic Parkway, N.E., Minneapolis, Minnesota 55432, on behalf of itself and as owner, directly or indirectly, of Medtronic Sofamor Danek, Inc. (formerly known as Sofamor Danek Group, Inc.), Sofamor Danek Holdings, Inc., Medtronic Sofamor Danek USA, Inc., SDGI Holdings, Inc., and Sofamor Danek L.P. (hereinafter referred to collectively as "Medtronic"); and (b) Osteotech, Inc., a Delaware corporation having its principal place of business at 51 James Way, Eatontown, New Jersey 07724 (hereinafter referred to as "Osteotech").

      WHEREAS United States Patent No. 5,741,253 ("the '253 patent") issued to Dr. Gary Karlin Michelson with claims covering certain methods for performing spinal surgery; United States Patent No. 5,484,437 ("the '437 patent") issued to Dr. Michelson with claims covering certain methods for performing spinal surgery; and United States Patent No. 6,096,038 ("the '038 patent") issued to Dr. Michelson with claims covering certain instruments for performing spinal surgery;

      WHEREAS the '253, '437, and '038 patents are assigned to Medtronic;

      WHEREAS the '253, '437, and '038 patents are the subject of an action entitled Medtronic Sofamor Danek, Inc., Sofamor Danek Holdings, Inc., Medtronic Sofamor Danek USA, Inc., SDGI Holdings, Inc., and Sofamor Danek L.P. v. Osteotech, Inc., Civ. No. 99-2656 GV (W.D. Tennessee), in which Medtronic has asserted that Osteotech infringes certain claims of the '253, '437, and '038 patents and Osteotech has counterclaimed for a declaration that the '253, '437, and '038 patents are invalid, unenforceable and not infringed (hereinafter referred to as "the Tennessee Action");

      WHEREAS United States Patent Nos. 5,814,084, 4,950,296, and 6,096,081 ("the '084, '296, and '081 patents," collectively) are the subject of an action entitled University of Florida Tissue Bank, Inc., Regeneration Technologies, Inc., Sofamor Danek Group, Inc., and Sofamor Danek L.P. v. Osteotech, Inc., Civil Action No. 99CV33 MMP, pending in the United States District Court for the Northern District of Florida, in which Medtronic has asserted that Osteotech infringes certain claims of the '084, '296, and '081 patents (hereinafter referred to as "the Florida Action"); and

      WHEREAS the parties hereto, to avoid further expenditure of financial, managerial and other resources, wish to resolve their disputes with finality; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set forth herein, the parties to this Settlement Agreement agree as follows:

I.    DEFINITIONS


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      A.    "Patents-in-Suit in Tennessee" means the '253, '437, and '038 patents, which are at issue in the Tennessee Action, and all United States and foreign counterpart patents (including divisions, continuations, continuations-in-part, reissues, reexaminations and all other variations) and all other patents issuing anywhere in the world that claim the benefit of priority to either of the '253, '437, and '038 patents.

      B. "Patents-in-Suit in Florida" means the '084, '296, and '081 patents, which are at issue in the Florida Action, and all United States and foreign counterpart patents (including divisions, continuations, continuations-in-part, reissues, reexaminations and all other variations) and all other patents issuing anywhere in the world that claim the benefit of priority to either of the '084, '296, and '081 patents.

      C. "Off the Market" means that Osteotech is not, after the designated date, taking or filling orders, selling or otherwise receiving revenue for (other than revenue for product delivered prior to February 1, 2003 on standard payment terms per account as of the date of this agreement, with all new accounts established after April 24, 2002, not to exceed thirty (30) days net terms, provided that nothing herein shall affect Osteotech's right to later collect on any account), loaning, consigning, promoting, advertising, marketing, distributing or processing the product or the related instruments and methods.

      D. "The Litigation" means the Tennessee and Florida Actions collectively.

II.   JUDGMENT

      A. Simultaneously with the execution of this Settlement Agreement, the parties to this Settlement Agreement shall enter into a Consent Judgment with respect to the Tennessee Action, in the form of Exhibit A annexed hereto (which may be modified only if necessary to accord with local practice or requirements of the Court), by which Osteotech stipulates to an injunction against infringement, including direct infringement, active inducement of infringement and contributory infringement of any of the claims of the '253, '437, or '038 patents for the duration of the term of each such patent, with each party to the Settlement Agreement to pay its own costs and attorney fees.

      B. Simultaneously with the execution of this Settlement Agreement, the parties to this Settlement Agreement shall enter into a Consent Judgment with respect to the Florida Action, in the form of Exhibit B annexed hereto (which may be modified only if necessary to accord with local practice or requirements of the Court), with each party to this Settlement Agreement to pay its own costs and attorney fees.


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III.  PAYMENT

      A. Osteotech will pay Medtronic $1,900,000 in 24 equal monthly payments of $79,166.67 each, commencing May 15, 2002, and payable on the 15th day of each month, or if not a business day then on the next business day thereafter, without interest except as hereinafter provided (each a "Monthly Payment"). Osteotech shall have the right to prepay the amounts owing hereunder to Medtronic in whole or in part from time to time without premium or penalty.

      B. In the event Osteotech fails to make a Monthly Payment when due and such failure continues for 10 days after Medtronic has given Osteotech written notice of such failure, interest shall be due on the then outstanding balance, accruing from May 15, 2002, including each overdue payment, calculated at a rate equal to 5% per annum, based on the number of days elapsed in a 365-day year.

      C. In the event Osteotech fails to make a Monthly Payment when due and such failure continues for 10 days after Medtronic has given Osteotech written notice of such failure, Medtronic shall have the right, without further notice, to declare the entire aggregate amount of all remaining Monthly Payments, and all interest due thereon, immediately due and payable, and to present a drawing on the Letter of Credit described below in paragraph D in the aggregate accelerated amount.

      D. Osteotech's obligation to make the Monthly Payments (whether on the stated due date or if the maturity has been declared due and accelerated), and any interest due thereon, will be backed by an irrevocable letter of credit issued by Fleet National Bank ("the Issuer") for the account of Osteotech and for the benefit of Medtronic Inc. in the form of Exhibit C annexed hereto (the "Letter of Credit").

      E. If Medtronic presents an affidavit to Osteotech and Fleet National Bank testifying that the Letter of Credit has been lost, stolen, or destroyed and that Medtronic has exercised due diligence searching for the Letter of Credit, and Medtronic indemnifies or provides objectively satisfactory security to Osteotech and the Issuer, Osteotech will request that the Issuer issue a replacement Letter of Credit (marked as a Replacement Letter of Credit) to Medtronic. If Medtronic presents an affidavit to Osteotech and Fleet National Bank testifying that the Letter of Credit has been mutilated, accompanied by the mutilated Letter of Credit, Osteotech will request that the Issuer issue a replacement Letter of Credit (marked as a Replacement Letter of Credit) to Medtronic.


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      F.    If, for any reason, the Letter of Credit or Replacement Letter of
            Credit is found void by any court, or fails to fully compensate Medtronic as intended by this settlement, Osteotech may, within 10 days of written notice of such event, pay in full any remaining unpaid amounts under this Agreement. If Osteotech fails to pay in full any remaining unpaid amounts under this Agreement within 10 days of written notice of such event, Medtronic may, at its sole option, void this settlement and any covenant not to sue, release or other obligation on its part under this settlement.

      G.    In the event Osteotech prepays the amount due Medtronic under this
            Section III, Medtronic shall cause the original Letter of Credit, together with any amendments, to be delivered promptly to Osteotech, together with a written statement that Osteotech has fully satisfied the payment terms of the Settlement Agreement and that the Letter of Credit may be terminated.

IV.   RELEASES, COVENANTS, AND OBLIGATIONS

      In consideration for the Consent Judgments and payments set forth above, the parties to this Agreement agree to the following releases, covenants, and obligations:

      A. Medtronic does hereby release, acquit and discharge Osteotech, its affiliates, predecessors, successors, assigns, directors, officers, employees, and agents from any claims, demands, actions or causes of action that Medtronic made or may have made under the Patents-in-Suit in Tennessee and Florida relating to any Osteotech product, instrument, or method accused of infringement in the Litigation through April 24, 2002.

      B. Medtronic hereby grants Osteotech a conditional covenant not to sue Osteotech for infringement under any patent relating to spinal interbody implants until January 31, 2003, provided that Osteotech complies with all other terms and conditions of this Settlement Agreement. If Osteotech fails to comply with all terms and conditions herein, the covenant is null and void from the outset.

      C. If Osteotech complies with all the terms and conditions of this Settlement Agreement that Osteotech is obliged to comply with or fulfill on or before February 15, 2003, Medtronic will deliver to Osteotech by February 28, 2003, a release through January 31, 2003 for all claims of patent infringement by the products, instruments and methods accused of infringement in the Tennessee and/or Florida Actions under any patent owned by or licensed to Medtronic. The release to be delivered by Medtronic shall be in the form of Exhibit D annexed hereto.


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      D.    Medtronic will not voluntarily join with any other person or entity pursuing an action against Osteotech that is covenanted against or released by the terms of this Settlement Agreement. An action is covenanted against hereunder if the covenant is in full force and effect and has not become void as provided herein. An action is released hereunder if such release has been delivered to Osteotech and has not become void as provided herein.

      E. Osteotech acknowledges that Medtronic cannot control the action of any other person or entity (except those persons and entities controlled or directly or indirectly owned by Medtronic) nor can it preclude the possibility that it may be involuntarily joined into such action, which would not be contrary to the terms of this Settlement Agreement. Enforcement of this Settlement Agreement, whether undertaken by Medtronic alone or in conjunction with any other person or entity, would not be contrary to this Settlement Agreement.

      F. Medtronic agrees: (a) to discontinue its participation in the Florida Action; (b) neither to fund nor to voluntarily assist Regeneration Technologies Inc. ("RTI") or any other party to continue to pursue the Florida Action against Osteotech (provided that any purchase or sale by Medtronic of securities of RTI or other commercial transactions between Medtronic and RTI shall not constitute funding or assistance); and (c) to contact RTI, inform it of the terms of this settlement and give it Medtronic's recommendation to accept these terms in complete resolution of the Florida Action. Osteotech acknowledges that Medtronic has already completed Step (c).

      G. Osteotech acknowledges that Medtronic has no control over what actions RTI or any other person (except those persons and entities controlled or directly or indirectly owned by Medtronic) may take, nor can Medtronic preclude the possibility that it may be required to provide involuntary assistance to RTI or another person by court order or subpoena.

      H. Osteotech further acknowledges that the continuance by Medtronic's counsel of any representation of RTI or any other party in pursuing the Florida Action, without funding or voluntary assistance by Medtronic, would not be contrary to the terms of this Settlement Agreement.

      I. Osteotech does hereby release, acquit and discharge Medtronic, its affiliates, predecessors, successors, assigns, directors, officers, employees and agents from any claims, demands, actions, or causes of action that Osteotech made or may have made related to the Patents-in-suit in the Tennessee or Florida Actions or relating to the products, instruments and methods accused of infringement in the Tennessee or Florida Actions through April 24, 2002.


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      J.    Osteotech reserves all claims and defenses it may have in the
            Florida Action against any person or entity other than Medtronic.

      K. Osteotech shall take the bio-d(R)Threaded Cortical Bone Dowel ("bio-d(R)") product line Off the Market no later than January 31, 2003. After January 31, 2003, any products and related instruments and method-directed material related to the bio-d(R)product line which have previously been delivered to an end-user customer (physician or hospital) such that the end-user customer has taken legal title, on standard payment terms as described above, may remain in place; any other products and related instruments and method-directed material shall be recalled and withdrawn from the market completely, including without limitation any such items in the possession, custody or control of Osteotech or its employees, sales representatives, distributors, or stocking facilities, and including any such items which such persons or entities have loaned or consigned to another.

      L. Osteotech agrees that it will not replace the bio-d(R) product line or its related surgical instruments with any products which infringe any of the `253, `437, `038, `081, `084, and `296 Patents, nor will it promote the practice of any methods covered by any of those patents after the withdrawal of the bio-d(R) product line from the market by January 31, 2003 or such earlier date as it completes such withdrawal.

      M. Osteotech, Inc. and each of its officers, agents, employees, successors and assigns, as well as any person who, acting in concert or participating with the defendant, has actual notice of the Consent Judgment, consent to being permanently enjoined from infringement, active inducement of infringement, or contributory infringement of any claim of United States Patent Nos. 5,471,253, 5,484,437, and 6,096,038 (collectively "the '253, '437, and '038 patents.") for the remainders of their prospective terms, except that Osteotech shall be permitted to continue sales of products in the existing bio-d(R)product line as it existed on April 24, 2002 (including related instruments and methods) only until such products are fully withdrawn from the market not later than January 31, 2003, as provided herein.

V.    TRANSFER OF THIS AGREEMENT

      A. This Agreement and the rights and obligations set forth herein shall be transferable only to a purchaser who acquires substantially all of the rights and assets of a party, or of the business unit of a party that includes the spinal interbody implant business. The rights and obligations of the transferee shall be the same as the transferor's rights and obligations immediately preceding the transfer, and the transferee shall not acquire any rights or incur any obligations apart from or severable from the transferred business. Nothing in this


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            provision shall prevent any party from transferring this Agreement or the rights or obligations set forth herein to an affiliate, provided that doing so does not relieve that party of its obligations hereunder.

VI.   MISCELLANEOUS

      A. This Agreement may not be modified except in writing signed by authorized representatives of the parties.

      B. The parties to this Agreement represent and warrant that they have the authority to enter into this Agreement, including the releases and covenants contained herein, and that they and their counsel have the authority to execute and file the Consent Judgment. Medtronic, Inc. represents and warrants that it has the right to bind the entities included within the definition of "Medtronic" in this Settlement Agreement to the terms and conditions of this Settlement Agreement and to cause such entities to comply with their obligations under this Settlement Agreement.

      C. Any party to this Agreement who believes that another party has breached this Agreement shall give written notice to the other party. If the party asserted to have breached determines that it has breached this Agreement, it may cure the breach within 10 days of receiving notification of the breach without incurring any penalty, except as provided in Paragraphs III B and C supra.

      D. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Tennessee.

      E. The United States District Court for the Western District of Tennessee shall retain jurisdiction over the implementation of or disputes arising out of the settlement of this litigation. The parties retain their rights to petition the United States District Court for the Western District of Tennessee regarding any breach or violation of this Agreement, to seek enforcement of this Agreement and seek equitable relief and damages.

      F. All disputes, controversies or differences that may arise between the parties out of, or in relation to, or in connection with this Agreement, or for the breach thereof, shall be submitted to the United States District Court for the Western District of Tennessee for resolution, or if, and only if, such court shall not have jurisdiction over such dispute, then in State Court in Shelby County, Tennessee.


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      G.    Enforcement of the terms of this settlement, whether undertaken by
            Medtronic alone or in conjunction with any other person or entity, is not contrary to the terms of this settlement.

      H. This settlement between Medtronic and Osteotech is complete and final as to both the Tennessee and Florida actions, and is not contingent on any action RTI, the University of Florida Tissue Bank ("UFTB"), or any other person may take.

      I. No right or license is granted herein by implication or otherwise under any patent, patent application or patent claim.

      J. All notices to, demands, consents or other communications which any party to this Agreement may desire or may be required to give to any other party must be in writing, shall be sent by overnight courier or registered United States Mail, or by facsimile transmission with electronically confirmed transmission, and shall be effective as of the date of confirmed receipt at the address of the party set forth below:

      for Medtronic:                         for Osteotech:

      General Counsel                        Chief Executive Officer
      Medtronic, Inc.                        Osteotech, Inc.
      710 Medtronic Parkway, N.E.            51 James Way
      Minneapolis, Minnesota 55432           Eatontown, New Jersey 07724
      Facsimile: (763) 572-5459              Facsimile: (732) 935-0626

      With a copy to:                        With a copy to:

      Chief Counsel                          Craig D. Diviney, Esq.
      Medtronic Sofamor Danek, Inc.          Dorsey & Whitney L.L.P.
      1800 Pyramid Place                     50 South Sixth Street
      Memphis, Tennessee 38132               Minneapolis, MN  55432
      Facsimile: (901) 344-1583              Facsimile: (612) 340-8856


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      In witness whereof, the parties have caused this Agreement to be executed by their respective duly authorized representatives on the dates and places indicated below.


                                          MEDTRONIC, INC.,

                                          By: /s/ David J. Scott
                                             -----------------------------------
ATTEST:
                                          Title:  Senior Vice President General
                                                  Counsel and Secretary
                                                  ------------------------------
By: /s/ Jonathan L. Eisenberg             Dated:  June 21, 2002
   --------------------------                     ------------------------------

ATTEST:                                   OSTEOTECH, INC.,

By: /s/ Mark H. Burroughs                 By:  /s/ Michael J. Jeffries
   --------------------------                  ---------------------------------
                                          Title:  Executive Vice President, CFO
                                                  ------------------------------
                                          Dated:  June 28, 2002
                                                  ------------------------------


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